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                                                                  EXHIBIT 10.12


                            CITRIX SOLUTIONS NETWORK
                        GOLD RENEWAL MEMBERSHIP AGREEMENT

This Agreement ("Agreement") is between:

     Citrix Systems, Inc. ("Citrix"), a Delaware corporation, located at 6400 NW 6th Way, Fort Lauderdale, Florida 33309, and Emtec, Inc., a Delaware corporation, located at 70 Jackson Drive, Cranford, NJ (the "Citrix Authorized Solutions Provider" or "CSN Member").

     Whereas, CSN Member desires to recommend or to provide comprehensive computer solutions to its customers in the Territory in accordance with the CSN Member program defined in this agreement; and

     Citrix desires to supply Citrix products and provide services and support on Citrix products to assist CSN Member in providing its customers with such solutions;

     Now, therefore, in consideration of the mutual promises contained herein, the parties agree as follows:

1. CSN Member Obligations. Pursuant to this Agreement, CSN Member makes the following promises and undertakes the following obligations to Citrix:

     1.1 CSN Member shall procure those Citrix products elected on Exhibit A, Product Line Authorization (hereinafter "Products"), from authorized distributor; of Citrix products in accordance with the terms of the license agreement provided with each Product provided that Citrix. has received verification that CSN Member has Citrix certified employees as set forth in Section 1.3 below. CSN Member may distribute the Products in accordance with the license granted in Section 2.1 of this Agreement.

     1.2 CSN Member will complete the business plan provided by Citrix and shall then forward it to its Citrix sales representative at the Citrix address indicated above within thirty (30) days of the Effective Date of this Agreement. Any CSN Member who does not comply with this requirement within said thirty (30) days will not be eligible for co-operative marketing money accrual as stated in Section 11.4.2 of this Agreement.

     1.3 Within ninety (90) days from the Effective Date of this Agreement, CSN Member shall retain separate, full-time employees at the CSN Member's above address who have attained the certification requirements set forth in Exhibit A. Descriptions of each certified position is set forth in Citrix's Training and Certification Requirements, as previously provided by Citrix.

          CSN Member will have access to Citrix Technical Support as described in Section 11.3 of this Agreement and will be eligible to distribute Products in accordance with Section 1.1 of this Agreement upon fulfillment of these obligations. In the event that any one of these certified Citrix professionals are terminated or terminate their full-time employment with the CSN Member, the CSN Member is obligated to notify its Citrix sales representative in writing and replace that


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          certified Citrix. professional within ninety (90) days after the last day of full-time employment of the prior Citrix certified professional. FAILURE TO COMPLY WITH THIS OBLIGATION MAY, AT CITRIX'S SOLE OPTION, RESULT IN THE TERMINATION OF THIS AGREEMENT OR SUSPENSION OF THE CSN MEMBER PRIVILEGES AS STATED IN MS AGREEMENT UNTIL COMPLIANCE IS OBTAINED.

     1.4 CSN Member shall provide forecast information to its Citrix sales representative at least once per month regarding sales leads, referrals and services provided relating to the Products.

     1.5 CSN Member represents and warrants that all the information provided to Citrix hereunder, is, in all material respects, true and correct to the best of its knowledge and belief, and will continue to be so during the term of this Agreement. Should there be any changes in such information during the course of this Agreement, CSN Member agrees to promptly inform Citrix in writing, giving details of such changes.

     1.6 Upon execution of this Agreement, the CSN Member shall pay the fees set forth in Section 10 of the Agreement.

     1.7 CSN Member shall post the CSN Member logo and associated text on their company web site (if available) within thirty (30) days of the Effective Date of this Agreement.

2. Citrix Obligations. Pursuant to this Agreement, Citrix grants the following license, makes the following promises and undertakes the following obligations to CSN Member:

     2.1 Citrix grants to CSN Member a non-exclusive, non-transferable license to distribute Products to end users in the Territory pursuant to the license agreements included with such Products.

     2.2 Citrix grants to CSN Member all the benefits set forth in Section 11 of this Agreement.

3.   Trademarks.

     3.1 During the term of this Agreement" CSN Member shall have the right to identify itself as a "Citrix Authorized Solutions Provider."

     3.2 During the term of this Agreement, CSN Member may refer to Products using the Citrix product trademarks in compliance with local laws and customs regarding the protection of trademarks and trade names if the reference is not misleading and does not indicate or imply Citrix' endorsement, testing, or approval of any other product or of any service offered by CSN Member. The appropriate trademark symbol (either'TM'[standard trademark] or'r'[registered trademark] in a superscript following the product name) shall be used whenever a Citrix Product name is mentioned in any advertisement, brochure, or material circulated or published in any form whatsoever by CSN Member. The appropriate trademark

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          symbol must be used in conjunction with, at least, the first reference to each Citrix Product in all CSN Member's publications.

     3.3 Citrix reserves the right to amend any Citrix trademark, service mark or logo and agrees to notify CSN Member of any such amendments that are relevant to CSN Member's business. CSN Member agrees to ensure that its use of any such mark and/or logo is amended accordingly.

     3.4 CSN Member shall obtain Citrix' written approval prior to the commencement of any other use of a Citrix trademark or trade name.

     3.5 CSN Member shall not use any Citrix service mark during the term of this Agreement or thereafter.

4.   Confidentiality.

     4.1 Each parry expressly undertakes to retain in confidence the terms and conditions of this Agreement and all information transmitted to the other that the disclosing parry has identified in writing as confidential.

     4.2 Either party may disclose confidential in Formation as required by governmental or judicial order, provided such parry gives the other parry prompt written notice prior to such disclosure and complies with any protective order (or equivalent) imposed on such disclosure.

     4.3 Neither party shall have an obligation to maintain the confidentiality of information that (i) it received rightfully from a third party prior to its receipt to the disclosing party; (ii) the disclosing party has disclosed to a third party without any obligation to maintain such information in confidence; or (iii) is independently developed by the obligated party. Each party's obligation under this Section shall survive the expiration or earlier termination of this Agreement and shall extend to the earlier of such time as the information protected hereby falls into the public domain through no fault of the obligated party or five (5) years following termination or expiration of this Agreement.

5.   Term and Termination.

     5.1 This Agreement shall take effect on the date of its execution by Citrix ("Effective Date"), and unless terminated earlier as provided herein, shall continue for a period of one year from the Effective Date. Either party shall have the right to terminate this Agreement at any time, without cause and without the intervention of the courts, on the giving of thirty (30) days' prior written notice. Neither party shall be responsible to the other for any costs or damages resulting from the termination of this Agreement.

     5.2 Upon expiration or termination of this Agreement, all rights and licenses granted by this Agreement shall revert to Citrix and CSN Member shall immediately cease use of all licenses and the CSN Member logo, and shall cease to represent itself as a Citrix Authorized Solutions Provider.

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6.   New Products.

     6.1 Notwithstanding any other provisions of this Agreement, Citrix may elect at any time during the term of this Agreement to announce new Citrix products to which the terms and conditions of this Agreement may not apply. New versions (upgrades), minor product revisions (updates), and maintenance releases of existing titles are not considered new Citrix products.

7.   Warranties/Limited Warranties.

     7.1 Citrix warrants Products on the terms set out in the license agreement accompanying each such Product. THESE LIMITED WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, EXPRESSED, IMPLIED, OR STATUTORY, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND AGAINST INFRINGEMENT AND OF ALL OTHER OBLIGATIONS, CONDITIONS, OR LIABILITIES ON CITRIX' PART EXCEPT AS OTHERWISE PROVIDED BY APPLICABLE LAW.

8.   Limitation of Liability.

     8.1 Subject to applicable law, neither Citrix nor anyone else who has been involved in the creation, production, or delivery of the products or services that are the subject of this Agreement shall be liable for any indirect, consequential or incidental damages (including damages for loss of business profits, business interruption, loss of business information, and the like) arising out of the use of or inability to use the Citrix Products, or provision of, or failure to provide, support, even if Citrix has been advised of the possibility of such damages. Because some jurisdictions do not allow the exclusion or limitation of consequential or incidental damages, the: above limitation may not apply. In any event, except as otherwise provided by law, the liability of Citrix or its suppliers, whether for negligence, breach of contract, breach of warranty, or otherwise, shall, in the aggregate, not exceed the amount paid to Citrix by CSN Member hereunder.

9.   Purchase Commitment; Territory.

     9.1 The benefits offered to CSN Member pursuant to Section 11 am based upon a commitment by CSN Member to achieve an annual minimum or equal to One Hundred Fifty Thousand Dollars ($150,000) worth of Product purchases from Citrix authorized distributors and Fifteen Thousand Dollars ($15,000) worth of Citrix support service agreement purchases from Citrix at CSN Member's cost. During the term of this Agreement, CSN Member shall inform Citrix if, for any twelve-month period beginning on the date of execution of this Agreement or, in subsequent years, on the anniversary of such date, the CSN Member shall not achieve this committed volume. The achievement of the committed volume will be demonstrated at the close of each annual period by submission to Citrix of copies of Distributor invoices for Products,

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     9.2  CSN Member Territory: United States of America, Canada and Bermuda.

10.  Fees, Payment Terms.

     10.1 Fees - Current Year

          A fee, as set forth below, for the Products and support services provided by Citrix pursuant to this Agreement shall be submitted to Citrix with CSN Member's signed copy of this Agreement. Payment by credit card or check must be received in full by Citrix before CSN Member receives CSN Member status and receives any privileges contained in this Agreement. All payments shall be made in United States Dollars.

          There will be no fee if CSN Member meets its quota of One Hundred Thousand Dollars ($100,000) in Citrix Product purchases from Citrix authorized distributors (at the CSN Member's cost) during the term of the previous CSN Member Agreement.

          The fee will be Three Thousand One Hundred and Ninety Five Dollars ($3,195) if the CSN Member achieves between Fifty Thousand Dollars ($50,000) and One Hundred Thousand Dollars ($100,000) in Product purchases from Citrix authorized distributors (at the CSN Member's cost) during the term of the previous CSN Member Agreement.

          The fee will be Four Thousand Nine Hundred and Ninety Five Dollars ($4,995) if the CSN Member achieves less than Fifty Thousand Dollars ($50,000) in Product purchases from Citrix authorized distributors (at the CSN Member's cost) during the term of the previous CSN Member Agreement.

          It is the CSN Member's responsibility to submit the proof of Product purchases from authorized distributors.

     10.2 Fees - Subsequent Year

          CSN Member may elect to renew this Agreement for one (1) additional twelve (12) month term in accordance with the following. The applicable fee is payable no later than the anniversary of the Effective Date of this Agreement. If CSN Member does not remit payment by the anniversary of the Effective Date, then this Agreement will be terminate.

          There will be no fee if CSN Member meets its quota of One Hundred Fifty Thousand Dollars ($150,000) in Product purchases from Citrix authorized distributors (at the CSN Member's cost) AND Fifteen Thousand Dollars ($15,000) in Citrix service agreement purchases from Citrix (at CSN Member's cost) during the term of this agreement.

          The fee will be Three Thousand One Hundred and Ninety Five Dollars ($3,195) if the CSN Member achieves between Seventy Five Thousand Dollars ($75,000) and One Hundred and Fifty Thousand Dollars ($150,000) in Product purchases

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          from Citrix authorized distributors (at the CSN Member's Cost) OR between Seventy Five Hundred Dollars ($7,500) and Fifteen Thousand Dollars ($15,000) in Citrix service agreement purchases from Citrix (at CSN Member's cost).

          The fee will be Four Thousand Nine Hundred and Ninety Five Dollars ($4,995) if the CSN Member achieves less than Seventy Five Thousand Dollars ($75,000) in Product purchases from Citrix authorized distributors (at the CSN Member's cost) OR less than Seventy Five Hundred Dollars ($7,300) in Citrix service agreement purchases from Citrix (at CSN Member's cost).

          The applicable fee is payable no later than the anniversary of the Effective Date of this Agreement. If CSN Member does not remit payment by the anniversary of the Effective Date, then this Agreement will be terminate.

11.  Citrix-Provided Products and Services.

     11.1 Technical Support - Citrix will provide technical support by telephone to each CSN Member. Such technical support shall:

          11.1.1 Be provided to two (2) Citrix Certified Professionals (a Citrix Certified Administrator or Citrix Certified Enterprise Administrator); and,

          11.1.2 Consist of access to a Citrix support engineer on weekdays (other than nationally recognized holidays) between the hours of 8:00 AM and 9:00 PM (EST) for reporting problems encountered in the use of Products and the provision of workarounds released by Citrix to address reported problems; and

          11.1.3 Require the submission by email of a problem report which includes a description of the software error and a test case which demonstrates the error on the then current or penultimate release of the Product.

          11.1.4 Citrix reserves the right to revoke technical support in the event that the CSN Member does not comply with the requirements in Section 1.5 of this Agreement.

          11.1.5 Technical support may be obtained for additional contacts at Citrix's published rates in effect at time of order.

     11.2 Marketing Development Programs

          11.2.1 Marketing Development Funds - Citrix will provide up to Fifteen Hundred Dollars ($1,500) in Marketing Development Funds, These funds may be used to reimburse expenditures by CSN Member for pre-approved demand generation activities (including but not limited to seminars, mailings, advertising) during the term of this Agreement. Marketing Development Funds that are pre-approved by Citrix for demand generation activities must be claimed within ninety (90) days upon completion of the activity. If the claim is not submitted within said

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                 ninety (90) days, the prior approval will be null and void, however the Marketing Development Funds shall remain available for future activities. All unused Marketing Development Funds shall expire one (1) year from the Effective Date. Notwithstanding the foregoing, reimbursements pre-approved by Citrix during the last quarter of the term of this Agreement shall remain valid for ninety (90) days from such approval.

          11.2.2 Co-operative ("Co-op") Marketing Monies - Citrix will set aside Co-op Marketing Monies for the CSN Member in increments as are set forth in the Citrix Marketing Development Fund Guidelines. Marketing Development Funds are to be: used before Co-op monies for all Citrix pre-approved marketing activities. Accrued Co-op Marketing Monies must be claimed for a pre-approved Citrix demand generation activity within six (6) months of accrual or forfeited.

     11.3 Volume Bonus Award

          Volume Bonus Award Program - For every Fifty Thousand Dollars ($50,000) in Products purchased by CSN Member through authorized distributors (as demonstrated by submission to Citrix of copies of paid distributor invoices for Products), CSN Member will receive Product as described in the terms of the Volume Bonus Award Program document.

          Citrix Support Service purchases can also be used towards Volume Bonus Award claims. Citrix will allow Gold CSN Members to take 10% of the CSN Member purchase price of any Citrix support agreements and apply it toward their Volume Bonus Awards.

          CSN Member must claim Volume Bonus Awards within the Agreement year. However, Products purchased within the last thirty (30) days of the agreement year may be claimed within the first thirty (30) days of the new agreement year. After that, any purchases from the prior agreement yew are no longer eligible for a Volume Bonus Award claim.

     11.4 Sales Lead Program - During the term of this Agreement, CSN Member will be eligible to participate in Citrix generated sales leads and referrals programs offered by Citrix to Citrix Gold Solutions Providers in CSN Member's designated market place. Citrix reserves the right to audit sales leads follow-up by the CSN Member.

     11.5 Web Page Listing - Citrix will list CSN Member on the Citrix Web Site within thirty (30) days of CSN Member completing all requirements of membership.

     11.6 Citrix Sales Representative - Citrix will assign a Citrix sales representative to assist CSN Member in the marketing of Products.

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     11.7 Citrix Corporation Evaluation Program - Citrix grants to CSN Member a non-exclusive, non-transferable license to sublicense a limited number of copies of Products to end users for evaluation purposes only in accordance with the terms of the Citrix Evaluation Program. The terms of the Citrix Evaluation Program are available upon request and may be amended by Citrix at any time.

12.  General.

     12.1 Except as expressly granted herein, no license regarding the use of Citrix' copyrights, patents, trademarks or trade names is granted or will be implied.

     12.2 If a particular provision of the Agreement is terminated or held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, this Agreement shall remain in full force and effect as to the remaining provisions.

     12.3 No waiver of any breach of any provisions of this Agreement shall constitute a waiver of any prior, concurrent, or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

     12.4 Neither this Agreement, nor any terms and conditions contained herein shall be construed as creating a partnership, joint venture, franchise or agency relationship between Citrix and CSN Member.

     12.5 CSN Member agrees that it shall inform its customers that CSN Member is an independent business from Citrix, and shall not hold itself out as an agent of Citrix or attempt to bind Citrix to any third-party agreement. CSN Member shall defend, indemnify, and hold harmless Citrix from and against all liabilities, claims, costs, fines, and damages of any type (including attorney's fees) arising out of or in any way related to CSN Member's delivery of training services and/or Product support to its customers.

     12.6 This Agreement, and any rights or obligations hereunder, shall not be assigned or sublicensed by CSN Member, without prior written consent from Citrix.

     12.7 This Agreement shall be governed by the laws of the State of Florida and CSN Member consents to jurisdiction and venue in the state and federal courts sitting in the State of Florida. If either Citrix or CSN Member employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover costs and attorney's fees.

     12.8 The making, execution and delivery of this Agreement have been induced by no representations, statements, warranties or agreements other than those herein expressed.

     12.9 No term or provision of this Agreement may be changed, waived, discharged or terminated except by a writing signed by duly authorized officers of the parties hereof. The terms of any other documents or electronic communications exchanged (including the terms set forth on any purchase order) shall be of no

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          force or effect unless incorporated herein as a modification or addition to the terms of this Agreement.

    12.10 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous communications including all prior and current Citrix Authorized Reseller and Citrix Authorized Premier Reseller Agreements. It shall not be modified except by a written agreement dated subsequent to the Effective Date of the Agreement and signed on behalf of CSN Member and Citrix by their respective duly authorized representatives.

IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date set forth below.

CITRIX SYSTEMS, INC.                        CSN MEMBER
6400 NW 6th Way                                       ------------------------
Fort Lauderdale, FL 33309

By:                                        By:
   --------------------------------           --------------------------------

Name:                                      Name:
     ------------------------------             ------------------------------

Title:                                     Title:
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Effective Date:                            Effective Date:
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